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                                                                   EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT

     This Agreement ("Agreement") is made as of this 10th day of December, 1997 by and between DONALD C. THOMPSON (hereinafter "Thompson") and FIRST INDUSTRIAL REALTY TRUST, INC., a Maryland corporation (hereinafter "Employer"). Capitalized terms contained herein and otherwise undefined shall have the respective meanings given to each of them in that certain Contribution Agreement, dated as of December 9, 1997, by and among FR Acquisitions, Inc. and the other parties thereto (the "Contribution Agreement").

     The parties hereto agree as follows:

ARTICLE I - TERM OF EMPLOYMENT

     1.01 Employer hereby employs Thompson and Thompson hereby accepts employment by Employer commencing on the date hereof and pursuant to the terms hereof.

     1.02 The term of this Agreement (the "Term") shall end at 12:01 a.m. Chicago time on the third anniversary of the date hereof (the "Expiration Date"), except as otherwise provided herein.

ARTICLE II - DUTIES AND POWERS OF THOMPSON

     2.01 Except as may be otherwise approved by the Board of Directors of Employer (the "Board") or as otherwise expressly provided herein, Thompson shall devote his full-time, diligent and good faith efforts to the operation of the business of Employer, as more fully detailed below, at all times in accordance with any and all written rules and policies of Employer. Additionally during the Term, except as may otherwise be approved by the Board, Employer shall be entitled to the exclusive benefits of Thompson's knowledge, experience, business contacts and opportunities relating to the business of Employer.

     Thompson shall be responsible to Employer to perform and/or oversee the following:

          1. The day-to-day management and operation of real property assets located in Tampa, Orlando and Southwest Florida (collectively, the "Territory"), owned by Employer or by entities in which Employer holds an ownership interest ("Property Management");

          2. The marketing for lease or sale of real property assets located in the Territory and owned or managed by Employer or entities in which Employer holds an ownership interest (together with Employer, the "Employer Entities") and the negotiation, documentation and consummation of lease and sale transactions involving real property assets located in the Territory and owned or managed by Employer Entities (the "Real Property Assets") [collectively, "Marketing"]; and

          3. The acquisition of Real Property Assets, if and to the extent such acquisitions are approved by the Board (or the Board's Investment Committee, as the case may be) or the appropriate partners, officers or directors of any other applicable affiliate of Employer ("Acquisition").


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     2.02 Thompson will hold the title of Senior Regional Director ("SRD") of the Territory, and shall have primary responsibility for the conducting of Employer's business in the Territory. The Territory's Regional Headquarters will be located initially in Tampa, Florida.

     2.03 If (a) a proposed Acquisition is presented to Employer by Thompson;
(b) Employer approves such Acquisition in accordance with its policies and procedures then in effect; and (c) the property to be acquired (the "New Property") is located outside the then-applicable geographic boundaries of the Territory, then, upon the closing of such Acquisition, the Territory shall automatically be expanded to include the city (or township, village or municipality, as the case may be) in which the New Property is located unless
(i) the New Property is located in the existing territory of another SRD of Employer (it being understood and agreed that, except as is otherwise expressly provided in this Section 2.03 with respect to the Territory, the senior officers of Employer shall have the sole discretion to establish the geographic boundaries of each SRD's respective territory); or (ii) the Board (or the Investment Committee, as the case may be), in the process of approving the acquisition of the New Property, specifically determines that the Territory shall not so expand. In the event that either (i) or (ii) above is applicable, then none of Thompson and the employees engaged by Employer in the Territory shall be responsible for the day-to-day management and operation of that particular New Property. Except as otherwise expressly provided above in this
Section 2.03, any other expansion or contraction of the Territory shall be made by amendment to this Agreement.

     2.04 Subject to: (a) with respect to those matters that may require Board approval, the specific approval of the Board; (b) policies or guidelines implemented by Employer out of its Chicago headquarters or by the Board; and
(c) any budget adopted by Employer, from time to time during the Term, with respect to all or some portion of the Territory (a "Budget"), Thompson shall have the right and obligation within the Territory to: (i) hire and fire employees (pursuant to Employer's personnel policies, as such policies may be modified or amended from time to time); (ii) establish, review, and revise the compensation of employees engaged to perform services in the Territory (excepting only himself); (iii) negotiate, document, and enter into contracts for Property Management and Marketing; (iv) negotiate, document, and enter into contracts with such suppliers of products and services as Thompson deems appropriate for the rendering of Property Management and Marketing services to Employer; (v) purchase or lease equipment for Employer for the performance and rendering of Property Management, Marketing and Acquisition services, and tend to all matters relating thereto; (vi) with the prior written approval of the Chief Operating Officer of Employer (the "COO;" provided, however, that the COO may from time to time designate another officer of Employer for purposes of providing approvals to Thompson and/or to whom Thompson shall be obligated to report and any references to COO contained herein shall be deemed to include any such officer from time to time designated by the COO), lease building space for occupancy by Employer for Employer's offices and for such other reasonable functions as Thompson deems appropriate for the business of Employer in the Territory; and (vii) negotiate, document, execute and perform under leases on behalf of any Employer Entities, whether as landlord or management/leasing agent, as the case may be ("Leases"). Notwithstanding anything to the contrary contained in this Section 2.04, if any expenditure proposed to be made by Thompson pursuant to his duties to Employer (1) is not contemplated or provided for in the relevant Budget and (2) exceeds $25,000, per item or occasion, except with respect to leasing commissions and tenant improvements as provided in Section 2.06(iv), in which case Section 2.06


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shall govern, Thompson shall refrain from making such expenditure until
Thompson receives the approval for such expenditure from any Vice President or more senior officer based in the Chicago headquarters of Employer.

     2.05 Without the prior approval of the Board or the Investment Committee, as the case may be (which, as in all cases requiring the approval or consent of the Board or Investment Committee under this Agreement, may be given or withheld in the Board's or the Investment Committee's sole discretion), Thompson shall not do any or all of the following:

            1.   Increase his compensation or extend the Term;

            2. Purchase, or contract to purchase, any real property on behalf of Employer or any Employer Entities; or

            3. Sell or refinance, or contract to sell or refinance, any Real Property Assets on behalf of Employer or any Employer Entities.

Thompson agrees that he shall promptly advise the Employer's Chief Investment Officer of the pendency of any acquisition or disposition of any real property on behalf of Employer or any Employer Entities, and shall follow the directions of the Chief Investment Officer (the "CIO") with respect to the further pursuit of any such potential acquisition or disposition. If, at any time during the Term, however, Thompson seeks approval or direction from the CIO with respect to a particular acquisition or disposition, and the CIO is not available, then Thompson may seek approval or direction from Employer's COO. If Thompson receives the approval of the CIO or the COO, as applicable, to pursue an acquisition or disposition, and Thompson desires that a formal purchase and sale contract be executed in connection therewith, then any one of the President, COO, Chief Financial Officer or the CIO of Employer shall be the signatory to any such contract for an acquisition or disposition. Thompson acknowledges that, as of the date of this Agreement, no acquisition or disposition may be consummated on behalf of the Employer without the approval of the Investment Committee or, in certain instances, the Board. As of the date of this Agreement, acquisitions or dispositions of real property on behalf of Employer require only the approval of the Investment Committee if the aggregate consideration required to be paid for such acquisition or disposition does not exceed $30,000,000. Currently, then, the Board must approve acquisitions or dispositions involving consideration in excess of $30,000,000. Notwithstanding anything to the contrary contained in this Section 2.05, if the Board modifies its policies with respect to the matters provided in this
Section 2.05, then Thompson shall abide by such modified policies to the extent such policies differ from what is provided above in this Section 2.05.

     2.06 Notwithstanding anything to the contrary contained above, without the prior approval of the COO, or such other officer designated by the COO for such purpose, Thompson shall not enter into any Lease (i) with respect to premises exceeding 100,000 rentable square feet, or (ii) with annual fixed net base rent exceeding $500,000 for any year of the lease term, assuming the exercise of all options in the Lease, or (iii) with an initial term exceeding five (5) years, or with a full term, assuming the exercise of all options in the Lease, exceeding ten (10) years, or (iv) that requires the expenditure of $100,000 or more, in the aggregate, by Employer to both satisfy the

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obligations imposed on the landlord under that Lease to perform tenant improvements and pay any leasing commissions owed by Employer in connection with such Lease.

     2.07 As an SRD, Thompson shall also have the authority to negotiate the terms and provisions of, and enter into, any third-party management contracts for the day-to-day leasing, operation and management of New Properties if and to the extent that, in the process of approving an Acquisition, the Investment Committee or the Board (if the Board's approval of the Acquisition is required) approve the engagement of a third-party manager for the applicable New Property. In such an event, Thompson must engage the third-party manager in accordance with any additional terms, with respect to such third-party management arrangement, required by the Investment Committee and the Board (if the Board's approval of the Acquisition is required).

ARTICLE III - COMPENSATION

     3.01 Thompson shall receive a guaranteed minimum annual salary ("Annual Salary"), based on the duration of his employment during any year, equal to the Annual Salary payable to all other SRDs engaged by Employer, from time to time; and such Annual Salary shall be payable in twenty-four (24) equal installments on the fifteenth day and last day of each month during the Term (a "Payment Date"). If any Payment Date falls on other than a normal business day, the salary payment due on such Payment Date shall instead be payable on the last normal business day preceding such Payment Date.

     3.02 In addition to the Annual Salary, Thompson shall also be entitled to participate in all incentive, bonus and stock option programs offered by Employer from time to time to the SRDs, as such may be approved or implemented from time to time by the Compensation Committee of the Board. Thompson's right to participate in, and to receive compensation under, such programs shall in no event be on lesser terms or in lesser amounts than those offered to the SRDs; provided, however, that incentive or bonus arrangements (a) for which Thompson and the SRDs are eligible; (b) that are based upon the achievement or surpassing of performance goals established by Employer, and (c) that are based upon specified commercial criteria made known to Thompson and the SRDs in advance, may vary among the different regions of Employer based upon relative regional performance.

     3.03 Employer shall be entitled to withhold from those amounts payable to Thompson from time to time under this Agreement any and all federal, state or local withholding or other taxes or charges which Employer is, from time to time, required (by applicable law, statute, ordinance or regulation) to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

ARTICLE IV - THOMPSON'S BENEFITS AND BONUSES

     4.01 Employer will provide Thompson with medical/hospitalization/major medical insurance coverage, including dental benefits, in the same amounts, pursuant to the same terms, and subject to the same deductible, as is provided pursuant to the insurance coverage made available, from time to time, to the SRDs.



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     4.02 Employer will provide Thompson with, and keep in effect during the
Term, a term life insurance policy which Employer will purchase from an insurer satisfactory to Thompson and providing coverage in an amount equal to the amount of such term life insurance provided to the SRDs. Thompson shall have the right to designate such individual or other entity as he wishes as the owner of such life insurance policy, and shall have the power to designate and change, from time-to-time, the beneficiary under such insurance policy.

     4.03 Employer will provide Thompson with a disability income insurance policy that will (i) provide Thompson with income per year equal to that amount of annual income provided to the SRDs under their respective disability insurance policies, (ii) have a waiting period of not greater than three (3) months from the date of sickness, injury or other disability prior to any disability payment, (iii) provide for lifetime benefits, and (iv) contain a waiver of premium clause. At Thompson's option, he may elect to pay the annual premiums for such disability insurance himself, in which case his Annual Salary will be increased by the amount equal to such annual premium. The foregoing disability income insurance policy will define disability in terms of the functions which Thompson is required to perform pursuant to this Agreement, and should Thompson not be able to perform such functions, he shall be deemed disabled under such policy.

     4.04 Thompson shall be entitled to vacation leave of four (4) weeks during each calendar year, beginning January 1, 1998, with full pay (determined on a pro rata basis, based on the then-applicable Annual Salary). The time for vacation shall be chosen by Thompson and must be taken within fifteen (15) months after the start of the calendar year with respect to which such vacation leave is made available. Thompson's right to be paid in lieu of any vacation leave not timely taken shall be determined by the Compensation Committee of the Board and shall be consistent with the policy established for the SRDs.

     4.05 Thompson shall be entitled to the following paid holidays per year (if falling on a day other than a Saturday or Sunday): New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

     4.06 Thompson shall be entitled to ten (10) days per calendar year, beginning January 1, 1997, as sick or personal leave days with full pay (determined on a pro rata basis, based on the then-applicable Annual Salary). Sick or personal leave may be accumulated up to a total of twenty (20) days.

     4.07 If Thompson becomes disabled during the Term for any reason that prevents him from fully performing his duties under this Agreement and, as a result, he would be entitled, but for any waiting period, to disability payments under the disability insurance policy described above, Employer agrees to continue his salary (determined on a pro rata basis, based on the then-applicable Annual Salary) during the period of his disability until such time as benefits due under the disability income insurance policy (provided pursuant to Section 4.03 above), begin to accrue, but in no event beyond the end of the Term.



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ARTICLE V - REIMBURSEMENT OF THOMPSON'S EXPENSES

     5.01 Thompson is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, gifts, and travel. Employer will reimburse Thompson in accordance with its normal expense-reimbursement procedure for all business expenses reasonably incurred, provided that Thompson presents to Employer both of the following:

     (a)    A monthly expense report in which Thompson records:

           (i)   the amount of each expenditure;

           (ii) the date, place, and designation of the type of entertainment, travel, or other expenses or the date and description of any gift given by Thompson for a business purpose;

           (iii) the business purpose for each expenditure; and

            (iv) the name, occupation, address, and other relevant
                 information of each person who is entertained or given a gift sufficient to establish the business relationship to Employer.

     (b) Documentary evidence (such as receipts or paid bills) providing sufficient information to establish the amount, date, place, and essential character of each business expenditure of $75.00 or more.

     5.02 Thompson shall receive an automobile allowance determined in accordance with the Budget for the Territory during the applicable calendar year (the "Auto Allowance"), which Auto Allowance shall be paid in accordance with Employer's policy for payment of comparable allowances. Employer shall have no obligation to make any payments of the Auto Allowance from and after the date on which Thompson's employment with Employer is terminated pursuant to
Section 6. In addition to the foregoing, it is understood and agreed that, in order to properly perform his duties, Thompson must have the use of a mobile telephone. Employer agrees to pay directly, or to reimburse Thompson for, any and all costs associated with the purchase, installation, activation, and business use of such mobile telephone (in the ordinary course of Thompson's performance of his duties under this Agreement).

ARTICLE VI - TERMINATION

     6.01 Employer may terminate this Agreement for any reason whatsoever, including, without limitation, under the following circumstances:

           (a) The occurrence of a breach of this Agreement by Thompson (including, but not limited to, excessive absence) that Thompson does not cure within ten (10) days after Employer delivers to Thompson written notice of the alleged breach ("Default Notice"). A termination pursuant to this paragraph shall take effect upon the expiration of the relevant cure period, if the subject breach has not been cured.



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           (b) For "cause," which, for purposes of this Agreement, shall include, without limitation, (i) the fraudulent or criminal conduct of Thompson adversely affecting Employer, (ii) alcoholism of, or illegal substance abuse by, Thompson, (iii) any willful, reckless, or grossly negligent act, or failure to act, of Thompson, (iv) any breach of the fiduciary duty owed by Thompson to Employer, any dishonesty, disclosure of Confidential Information (as hereinafter defined), a breach of Article VII hereof, or (v) any attempted election to terminate this Agreement. A termination "for cause" shall take effect immediately upon written notice to Thompson from Employer;

           (c) Thompson suffering a long-term disability. A long-term disability shall be defined as Thompson's inability (based on the standard for honoring a claim established under the disability insurance policy procured for Thompson pursuant to this Agreement), due to illness or injury (including alcoholism or illegal substance abuse), to perform his duties as established in Article II above, for a period of three (3) consecutive months. A termination pursuant to this paragraph shall take effect immediately upon written notice to Thompson from Employer after the expiration of such three-month period;

           (d) Thompson's death, in which case the Agreement shall terminate immediately; and

           (e) The occurrence of a breach of this Agreement on three or more occasions during any 12-month period of the Term (regardless of whether or not such breaches are cured in a timely fashion), in which case this Agreement shall terminate immediately upon written notice to Thompson from Employer.

In the event Employer exercises its right of termination for reasons other than any of those specified for in paragraphs (a) through (e) above ("Unstated Reasons"), such termination shall be effective thirty (30) days after Employer's delivery of its written notice of such termination; provided, however, from and after the effective date of a termination for any Unstated Reason, and continuing for a period of six (6) months, or through the Expiration Date, whichever occurs first, Employer shall continue to pay to Thompson, the Annual Salary and benefits to which he would have been entitled (under the express terms of this Agreement), but for the accelerated termination hereof.

     6.02 Thompson shall have no right to terminate this Agreement, except (a) as provided in Sections 6.06 and 6.07 below, and (b) in the event of the occurrence of a breach of this Agreement by Employer, which Employer does not cure within ten (10) days after delivery of Thompson's written notice of such alleged breach.

     6.03 Subject to Article 8, termination of this Agreement by Employer or by Thompson pursuant to any of the provisions of this Article VI shall not prejudice any other remedy to which the terminating party may be entitled as a result of a breach of this Agreement by the non-terminating party, whether at law, in equity, or under this Agreement.

     6.04 In the event this Agreement is terminated for any reason, Thompson shall be entitled to receive a prorated portion of his Annual Salary through the effective date of such


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termination.  In addition, in the event this Agreement is terminated for any reason, Thompson shall be entitled to reimbursement of all business expenses incurred by him (pursuant to Section 5.01) prior to the effective date of termination that would otherwise be reimbursable hereunder. Further, Thompson shall also be entitled to the remuneration provided in Sections 6.01, 6.06 and 6.07.

     6.05 Upon the termination of this Agreement for any reason, Thompson shall forthwith return and deliver to Employer, and shall not retain any originals or copies of, any books, papers, price lists or customer contracts, written proposals of Employer or prospective customers or tenants, customer/tenant lists, rent rolls, leases, files, books of account, notebooks and other documents and data relating to the performance of services rendered by Thompson hereunder, except for those materials in Thompson's possession immediately prior to the commencement of the Term (collectively, "Employer's Materials"), all of which Employer Materials are hereby deemed to constitute the property of Employer.

     6.06 If, at any time during the Term, except in connection with a termination pursuant to Section 6.01(a), (b) or (e) above, Thompson is Constructively Discharged (as hereinafter defined), then Thompson shall have the right, by written notice to the Employer, given within one hundred and twenty (120) days of the effective date of such Constructive Discharge, to terminate his services hereunder (the "Termination Notice"), effective as of the date that is thirty (30) days after the date on which such Termination Notice is delivered, and Thompson shall have no further rights or obligations under this Agreement other than as provided in this Section 6.06 and in Article
VII. For purposes of this Agreement, Thompson shall be deemed to have been "Constructively Discharged" upon the occurrence of any of the following events:

           (i) Thompson is not re-elected to, or is otherwise removed from, his position as the SRD in the Territory with the Employer other than as a result of (x) Thompson's election or appointment to positions of equal or superior scope and responsibility or (y) Thompson's breach of, or default under, the terms of this Agreement; or

           (ii) Employer fails to vest Thompson with the powers, authority and support services normally attendant, from time to time, to the other SRDs; or

           (iii) Employer notifies Thompson, in writing, that Thompson's employment will be terminated (other than pursuant to Section 6.01(a), (b) or (e) above) or materially modified in the future, or that Thompson will be Constructively Discharged in the future.

If Thompson is Constructively Discharged and timely delivers a Termination Notice, then from and after the effective date of a termination pursuant to a Termination Notice, and continuing for a period of six months or through the Expiration Date, whichever occurs first, Employer shall continue to pay to Thompson the Annual Salary and benefits to which he would have been entitled (under the express terms of this Agreement), but for the accelerated termination hereof.

     6.07 (a) In the event of a Change in Control (as defined below) of the Employer and the termination of Thompson's employment by Thompson or by the Employer under either (i) or (ii) below, Thompson shall be entitled to the "Severance Payment" described below. The Severance Payment shall not be offset against or diminish any other compensation or benefits


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accrued as of the effective date of termination.  The following shall constitute termination under this Section 6.07:

           (i) Thompson terminates his employment under this Agreement pursuant to a written notice to that effect delivered to the Board within six (6) months after the occurrence of the Change in Control; or

           (ii) Thompson's employment is terminated, including Constructively Discharged, by the Employer or its successor either in contemplation of or within two (2) years after the Change in Control, other than pursuant to Section 6.01(a), (b) or (e) above.

     (b) For purposes of this paragraph, the term "Change in Control" shall mean the following:

           (i) The consummation of the acquisition by any person [as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of the Employer; or

           (ii) Approval by the stockholders of the Employer of: (1) a merger or consolidation of the Employer, if the stockholders of the Employer immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation; or (2) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Employer.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the combined voting power of the then-outstanding securities is acquired by: (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (y) any corporation or other entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition. For purposes of this Section 6.07, the "Severance Payment" shall be deemed to be mean the Annual Salary and benefits to which Thompson would have been entitled (under the express terms of this Agreement), but for the accelerated termination hereof, and such Severance Payment shall be due and payable with respect to and during the period of time commencing on the effective date of the termination of Thompson's employment under this Section 6.07, and continuing for a period of six (6) months or through the Expiration Date, whichever occurs first.




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ARTICLE VII - NONCOMPETITION AND CONFIDENTIALITY

     7.01 (a) In consideration of (i) this Agreement; (ii) the payment of the amounts described in Sections 2 and 3 hereof; (iii) the $75,000 noncompete fee received by Thompson from an affiliate of Employer as the President of TRAC (defined below) pursuant to the Contribution Agreement; and (iv) the terms and provisions of the Contribution Agreement, Thompson hereby covenants and agrees that during the period commencing on the Effective Date and ending on that date that is (w) the third (3rd) anniversary of the date upon which Thompson's employment with Employer is terminated pursuant to Section 6.01(b)(iv); (x) the expiration of any applicable period for which Thompson receives a severance payment, whether pursuant to Sections 6.01, 6.06 or 6.07, (y) the effective termination date in the event of a termination of this Agreement pursuant to Sections 6.01(a), 6.01(b)(i), (ii) or (iii), 6.01(c) or 6.01(e); or (z) the
stated Expiration Date in the event of a termination of this Agreement pursuant to Section 6.01(b)(v): (a) neither Thompson nor any entity in which Thompson has a controlling interest (collectively, the "Non-Compete Parties"), shall, directly or indirectly, within the Territory, in any manner own, manage, control, participate in, consult with, render services for, or otherwise deal with, in any manner any entity involved in the development, management, construction, leasing or operation of other projects or properties used for industrial/warehouse/distribution purposes; provided, however, that the Non-Compete Parties may become non-controlling, passive investors without voting control in warehouse/industrial/distribution properties or in entities owning or controlling such properties; and (b) no Non-Compete Party shall solicit, initiate contact with, approach, negotiate with, or hold discussions with, or on behalf of, any entity (other than Employer, or any of its affiliates) in connection with any matter relating to the purchase, sale, ground lease, development or acquisition of any other interests, of any nature whatsoever, of any warehouse or industrial property in the Territory. Notwithstanding anything contained herein to the contrary, for a period of three (3) years after the expiration or a termination of this Agreement for any reason whatsoever, (i) no Non-Compete Party shall, directly or indirectly, in any manner whatsoever, initiate contact with or solicit any of the current tenants ("Tenants") or any future tenant at any of the Properties or any new industrial/warehouse/distribution facilities developed or acquired by Employer or any affiliate of Employer in the Territory ("New Tenants") with respect to alternative locations or opportunities for such Tenants or New Tenants, whether for purposes of leasing, build-to-suit or otherwise and (ii) in the event any Non-Compete Party is contacted by any of the Tenants or New Tenants without having solicited or initiated contact, the applicable Non-Compete Party shall immediately notify Employer of such fact and shall refer such Tenant or New Tenant to Employer. Thompson further agrees that, in the event of breach of any or all of the covenants contained in this Section 7.01, Employer shall be entitled to all available remedies against any or all of the Non-Compete Parties, at law or in equity, including without limitation, injunctive relief, all of which remedies shall be cumulative and non exclusive.

     (b) Notwithstanding the foregoing, Thompson shall be entitled to (w) participate in the day-to-day management and leasing decisions concerning (aa) the projects identified on Exhibit A hereto until the completion of such projects and (bb) the Home Depot Project (as such term is defined in the Contribution Agreement) until the acquisition of the Home Depot Project by an affiliate of Employer pursuant to the Contribution Agreement in his capacity as a shareholder of Thompson Kirk Properties, Inc. ("TK Properties"), but such activities shall be conducted subject to, and in accordance with, the terms, conditions and limitations set forth in Section 26.15 of the


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

Contribution Agreement; (x) participate in the strategic and significant business decisions (e.g., sale and refinance) concerning the Metropointe Commerce Center ("Metropointe") as well as to participate in the day-to-day management and leasing decisions concerning Metropointe in his capacity as the shareholder of TK Properties pursuant to that certain Incentive Property Management Agreement, dated May 1, 1991, by and between TK Properties and 275 Gandy Associates, but such activities shall be conducted subject to, and in accordance with, all of the terms, conditions and limitations set forth in
Section 26.15 of the Contribution Agreement; (y) to participate in his capacity as the President of TRAC Design Builders ("TRAC") for the limited purpose of
(i) the completion of the Existing Trac Projects (as such term is defined in the Contribution Agreement) and (ii) the liquidation and dissolution of TRAC upon the completion of such Existing Trac Projects, which activities shall be prosecuted and undertaken subject to all of the terms, conditions and limitations set forth in Section 26.16 of the Contribution Agreement with respect to the ongoing conduct of business by TRAC; and (z) to participate in his capacity as (z) a limited partner of Gardner-TKS, Ltd., a Florida limited partnership (the "Gardner Venture"), and (y) the President of DCT Holdings, Inc., a Florida corporation and the sole general partner of the Gardner Venture ("DCT"), in the significant business decisions (e.g. sale and refinance) and the day-to-day management of the approximately 13.3 acres of land which is the subject of the partnership agreement for the Gardner Venture, but subject to all of the terms, conditions and limitations set forth in that certain Agreement by and between DCT and FR Acquisitions, Inc. relating to the Gardner Venture.

     7.02 Employer acknowledges that heretofore or hereafter during the course of Thompson's employment, Employer has produced, and Thompson may hereafter produce or have access to, records, data, trade secrets and information not generally available to the public, including, but not limited to, the Employer's Materials ("Confidential Information"), regarding Employer, its subsidiaries and affiliates, the business of Employer, and its real properties and tenants in the Territory and elsewhere in the United States. Accordingly, during and subsequent to the Term, Thompson shall hold in confidence and not directly or indirectly disclose, copy or make lists of any or all of such Confidential Information, except to the extent that (i) such information is or hereafter becomes lawfully available from public sources; (ii) such disclosure is authorized in writing by Employer; (iii) such disclosure is required by a law or any competent administrative agency or judicial authority; or (iv) otherwise as is reasonably necessary or appropriate in connection with the performance by Thompson of his duties hereunder. All records, files, documents and other materials or copies thereof relating to Employer's business that Thompson prepares, has access to, or utilizes (including, but not limited to, the Employer Materials), shall be and remain the sole property of Employer; and shall be promptly returned to Employer upon termination of Thompson's employment hereunder. Subject to Section 7.01, during the term of this Agreement, Thompson agrees to abide by Employer's reasonable policies, as in effect from time to time and applicable to the SRDs, respecting avoidance of interests conflicting with those of Employer.

ARTICLE VIII - GENERAL PROVISIONS

     8.01 Any notices to be given under this Agreement by either party to the other must be in writing and may be effected either by personal delivery or by a reputable next-day overnight delivery service which obtains a signed receipt for its deliveries. Notices delivered personally


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

shall be deemed communicated as of the actual receipt by the addressee. Notices sent by next-day overnight delivery service shall be deemed communicated on the next business day after being sent. Notices shall be addressed as follows:

     If intended for Thompson:

             Donald C. Thompson
             6302 Benjamin Road, Suite 400
             Tampa, Florida  33634

     With a copy to his Attorney:

             Annis, Mitchell, Cockey, Edwards & Roehn, P.A.
             One Tampa City Center
             Suite 2100
             Tampa, Florida  33601
             Attention:  Stephen L. Kussner, Esq.

     If intended for Employer:

             First Industrial Realty Trust, Inc.
             311 South Wacker Drive
             Suite 4000
             Chicago, Illinois 60606
             Attn: Michael Brennan,
                   Chief Operating Officer

     With a copy to Employer's Attorney:

             Barack Ferrazzano Kirschbaum Perlman & Nagelberg
             333 West Wacker Drive
             Suite 2700
             Chicago, Illinois 60606
             Attn: Suzanne Bessette-Smith

     8.02 This Agreement shall be governed by and construed in accordance with the laws of Illinois.

     8.03 This Agreement is a contract for personal services of Thompson, and as such, is not assignable by Thompson.

     8.04 This Agreement shall not be assignable by Employer except with the prior written approval of an assignment and of the proposed assignee by Thompson. Notwithstanding the foregoing, Employer may assign its rights under this Agreement to any entity which acquires title to all of Employer's Real Property Assets in the Territory, without Thompson's prior approval, subject to the following two (2) conditions:



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

     1. Employer shall stand as surety for the performance of the assignee under this Agreement; and

     2. If, after being informed of the assignment and of the identity of the assignee, Thompson is not willing to be employed by the assignee, upon three
(3) months' prior written notice to Employer and to the assignee, Thompson may terminate this Agreement.

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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Employment Agreement to be duly signed the day and year first above written.

                                    FIRST INDUSTRIAL REALTY TRUST, INC., a
                                    Maryland corporation


                                    By: /s/ MICHAEL W. BRENNAN
                                        ----------------------------------
                                        Name: Michael W. Brennan
                                              ----------------------------
                                        Title: Chief Operating Officer
                                              ----------------------------


                                    /s/ DONALD C. THOMPSON
                                    --------------------------------------
                                    Donald C. Thompson

                              EMPLOYMENT AGREEMENT

                                   EXHIBIT A

                           (AS OF DECEMBER 10, 1997)


1. Fairfield Commerce Center Project: Oversight of construction and development of an industrial facility by TRAC and ongoing leasing and management.

2. Public Storage: Oversight of construction and development of a warehouse facility.